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                                                                   Exhibit 99.01

Heartland Technology and LZ Partners Form Zecal Technology

CHICAGO, May 10 -- Edwin Jacobson, President and CEO of Heartland Technology, Inc. and Neil G. Bluhm, managing partner of LZ Partners, announced today the formation of Zecal Technology, LLC. HTI is contributing the assets of its Zecal Corp. subsidiary, including its proprietary Z-Strate(R) technology. LZ Partners is contributing $4 Million cash to Zecal Technology. HTI and LZ Partners will each own 50% of Zecal Technology.

Strengthening Zecal's Balance Sheet

"Our program of marketing Z-Strate(R) to original equipment manufacturers for cellular telephones, cable television equipment, and chip scale packaging uses in addition to its more traditional industrial markets is on track," said Jacobson. "One of our goals has been to strengthen Zecal's balance sheet so that we can meet customer needs as Zecal grows. With LZ Partners' investment, we have accomplished this. We are pleased to have them as a partner."

Creating An Industry Leader

"We are convinced that Z-Strate(R) technology can meet the needs of advanced electronics manufacturers for signal integrity, power consumption, density, reliability and price," said Bluhm. "We look forward to building the industry leader in the design and supply of ceramic substrates."

Z-Strate(R) is a proprietary process for plating pure copper circuits on a ceramic substrate. The Z-Strate(R) process achieves a very strong bond between the circuit and the substrate. The resulting product features very fine lines and spaces, and excellent thermal and RF properties. The end products are receiving great acceptance in the electronics industry.

Building Strong Customer Base

Zecal's production customers include Texas Instruments Power Trends Products, Danfoss, Artesyn Technologies, a broadband power amplifier manufacturer, and a semiconductor manufacturer for which Zecal is making a chip scale package. Zecal has introduced refinements to the Z-Strate(R) process to improve its application in the radio frequency ("RF") wireless and broadband telecommunications markets. RF applications include wireless communications products such as cellular telephone handsets, cellular phone base stations, satellite phones and coaxial and fiber-optic cable television ("CATV") distribution systems. The company, located in Churchville, N.Y., is also seeking to exploit the potential market for Z-Strate(R) in applications involving extreme environments such as "down hole" electronics for the oil well drilling industry and under-hood automotive electronics.

Prototypes and prototype customers include a semiconductor package for a major telecom manufacturer, a down hole (oil drilling) equipment manufacturer, a manufacturer of RF semiconductor devices for use in cell tower radios, a manufacturer of SAW filter devices for cell phones, a manufacturer of cell phone 911 GPS modules, a RF ball grid array for telecommunications application and a high power amplifier substrate for cell tower application for use in CDMA systems.

Jack Smith, formerly VP-Strategic Development of Heartland Technology and Chief Operating Officer of Zecal Corp., has been appointed President and CEO of Zecal Technology LLC. Mr. Smith holds a BS degree from MIT and a PhD in solid state physics from the University of
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Illinois. Prior to joining Heartland Technology he held technology management positions with IBM and Data General Corp.

LZ Partners is an investment partnership comprised of the Bluhm family, founding partners in the JMB and Walton Street real estate firms, Talon Asset Management, an investment management, and venture capital firm based in Chicago, and several high net-worth individuals.

Heartland Technology, Inc., primarily through its subsidiaries PG Design Electronics, Inc., Solder Station-One, Inc. and Zecal Corp., designs and manufactures electronics assemblies primarily for computer and computer printer manufacturers; manufactures circuit boards using patented Z-Strate(R) technology primarily for telecommunications, industrial and automotive manufacturers; and provides services to printed circuit board manufacturers.

The Company's strategy is to focus on high margin segments of the electronics manufacturing and printed circuit board industries. Heartland Technology also holds general partner interests in real estate partnerships including and related to Heartland Partnership L.P.

Management's discussion and analysis of financial condition and results of operations in the press release contain certain statements which may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievement of results to differ materially from any future results, performance, or achievements expressed or implied by such forward looking statements.